Mersana Therapeutics, Inc.
Insider Trading Policy
(Effective as of June 8, 2023)

Policy Principles
•Employees, directors, other applicable members of management and designated contractors and consultants (each a “Covered Person,” and collectively, “Covered Persons”) of Mersana Therapeutics, Inc. and its subsidiaries (together, the “Company”) are responsible for understanding the obligations that come with having access to material nonpublic information and wanting to transact in the Company’s securities.
•Covered Persons who are aware of material nonpublic information relating to the Company may not engage in transactions in the Company’s securities except as permitted by this Insider Trading Policy (this “Policy”) and applicable law.
•Covered Persons may not disclose material nonpublic information outside of the Company unless the disclosure is made in accordance with a specific Company policy that authorizes such disclosure.
•Covered Persons may not disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information.
•Covered Persons may not recommend the purchase or sale of any of the Company’s securities.
•Covered Persons may not engage in or recommend transactions in the securities of another publicly traded company regarding which the Covered Person may have material non-public information as a result of the Covered Person’s relationship with the Company.
•Changes to this Policy require approval by the Company’s Board of Directors (the “Board”) or a duly authorized committee of the Board to which the Board has delegated this responsibility.
•Questions regarding this Policy should be directed to the Chief Legal Officer or to the Compliance Coordinator (at Trading@mersana.com).
Policy Q&A
Section 1 - Policy Scope and Purpose
Q1.1:     Why do we have an insider trading policy?
A:     During the course of your relationship with the Company, you may receive important or sensitive business information that is not yet publicly available (“material nonpublic information”) about the Company or other publicly traded companies with which the Company has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This Policy sets forth guidelines with respect to transactions in Company securities by Covered Persons.
Q1.2:     Who is subject to this Policy?
A:     This Policy applies to you and all other Covered Persons. This Policy also applies to members of your immediate family with whom you share a household, other persons with whom you share a household, persons who are your economic dependents or on whom you are financially dependent (whether or not you share a household with such persons), and, unless otherwise determined by the Company, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. These other people and entities who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.
    In addition, if you are an officer (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) or director of the Company, or are an employee or designated contractor or consultant of the Company described on Appendix A or otherwise notified of such status by the Chief Legal Officer or Compliance Coordinator (“Specified Persons”), you and your Related Persons are subject to the quarterly trading blackout periods described below.
Q1.3:     Whose responsibility is it to comply with this Policy?
A:     Covered Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of Company information and to not engage in transactions in the Company’s securities while aware of material nonpublic information. Each individual is responsible for making sure that they and their Related Persons comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual. Any action on the part of the Company or any Covered Persons pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties, as well as disciplinary action by the Company, for any conduct prohibited by this Policy or applicable securities laws.
Q1.4:     What transactions are subject to this Policy?
A:     This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company (e.g., exchange-traded put or call options or swaps relating to the Company’s securities). For purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, gifts, donations or other acquisitions and dispositions of common or preferred equity, options, warrants and any other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities (see Section 6).
Section 2 - Insider Trading and Material Nonpublic Information
Q2.1:    What is insider trading?
A:     Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. For clarity, Mersana is the issuer of its common stock. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was actually influenced by the material nonpublic information, how many shares you buy or sell, or whether the material nonpublic information, once disclosed, has an actual effect on the stock price. Bottom line: If you are aware of material nonpublic information about the Company or another publicly traded company with which the Company has business relationships and you trade in the Company’s or such other company’s securities, you have broken the law.
Q2.2:     Why is insider trading illegal?
A:     If company insiders are able to use their confidential knowledge to their financial advantage, it would be unfair to other investors, and other investors would not have confidence in the integrity of the market. The law prohibiting insider trading ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.
Q2.3:     What is material information?
A:     There is no bright-line definition of what is “material” information. However, there are a couple of questions that are often worth asking yourself about the confidential information you might know: (1) “could the information be expected to affect the market price of the company’s securities?” and (2) “could the information be considered important by investors in making a decision about whether (and when) to trade in the Company’s securities?” If the answer to either of these questions is “yes,” you should consider the information “material”. A rule of thumb: if certain information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
Ultimately, the determination of “materiality” involves a legal analysis and (importantly) is often judged with the benefit of hindsight. If you have any doubts about whether information is material, consult the Company’s Chief Legal Officer or the Compliance Coordinator.
Q2.4:     What are examples of material information?
A:    As noted in Q2.3, there is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and it is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details or circumstances, the following items may be considered material nonpublic information until publicly disclosed. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive list of examples:
•the Company’s liquidity, cash burn rate, revenues or earnings;
•a significant merger or acquisition involving the Company, or a change in control of the Company;
•entry into, amendment of or termination of a significant collaboration;
•a significant change in the Company’s management or the Board;
•events regarding the Company’s securities (e.g., repurchase plans, stock splits, public or private equity or debt offerings, or changes in the Company’s dividend policies or amounts);
•a default on outstanding debt of the Company or a bankruptcy filing;
•a new product approval or a significant product development, invention or discovery;
•information concerning upcoming FDA actions or other significant regulatory developments, including clinical holds or a product recall;
•information concerning significant clinical trials or non-clinical studies, including the timing of and findings and data from such trials and studies;
•the loss, delay or gain of a significant contract, sale or order or other important development regarding customers, collaborators or suppliers;
•a significant cybersecurity incident or investigation of a potential such incident;
•a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon;
•a change in or dispute with the Company’s independent auditor; or
•actual or threatened major litigation, U.S. Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation.
Q2.5:     When is information considered public?
A:     The prohibition on trading when you have material nonpublic information ends once that information becomes publicly disseminated. However, for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, the investing public must also have sufficient time to absorb the information. Generally speaking, and for purposes of this policy, information will be considered publicly disseminated after one (1) full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be publicly disseminated by the time trading begins on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then information would be publicly disseminated by the time trading ends on Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with the Company’s applicable disclosure policies.
Q2.6:     Who can be guilty of insider trading?
A:     Anyone who buys or sells a security while aware of material nonpublic information, or who provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at the Company. Regardless of who you are, if you know something important that not everyone knows and you trade (or convince someone else to trade) in the securities of the Company or another issuer, you may be found guilty of insider trading.
Q2.7:     What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A:     The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on the material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.
Q2.8:     Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?
A:     No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
Covered Persons who expect to have regular or frequent access to material non-public information during the course of their employment or engagement with the Company may wish to trade pursuant to Trading Plans. See the answer to Q3.5 and contact the Chief Legal Officer or Compliance Coordinator for additional information regarding Trading Plans.
Q2.9:     What if I don’t buy or sell anything, but I share material nonpublic information with someone else and they buy or sell?
A:     That is called “tipping.” You would be the “tipper” in this scenario, and the other person would be the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee.
To prevent this, you may not discuss material nonpublic information about the company with anyone within the Company whose jobs do not require them to have that material nonpublic information, or outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made pursuant to a Company confidentiality agreement and is otherwise in accordance with the Company’s policies regarding authorized external disclosure of confidential information ). This includes anonymous discussions on the internet or via social media about the Company or companies with which the Company does business.
To avoid tipping risk, no Covered Person may recommend to another person that they buy, hold or sell the Company’s securities at any time. Similarly, a Covered Person may not recommend to another person that they buy, hold or sell the securities of a company who has shared material nonpublic information with the Company, at any time.
Q2.10:     What if I don’t tell someone inside information itself; I just tell them whether to buy or sell?
A:     That is still tipping, and you can still be responsible for insider trading. You may not recommend to another person that they buy, hold or sell the Company’s common stock or any derivative security related to the Company’s common stock, since that could be a form of tipping.
Q2.11:     Does this Policy or the insider trading laws apply to me if I am traveling outside of the United States or to Related Persons who are outside of the United States?
A:     Yes. The same rules apply to Covered Persons and Related Persons no matter where they may be located. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Covered Person, our policies apply to you no matter where you may be located at any point in time (for instance, if you are travelling or working abroad).
Q2.12:     Am I restricted from trading securities of any companies other than the Company, for example a vendor, collaborator or competitor of the Company?
A:     Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected (e.g., employed) with that company. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company.

Section 3 – Permitted Trading
Q3.1:     When can I buy or sell Company securities?
A:     You may generally buy or sell Company securities (i) if you have been pre-cleared to do so (as discussed further in Section 4 below), you are not aware of material non-public information, and you are not subject to any trading blackout period that applies to you or (ii) if the transaction occurs pursuant to one of the limited exceptions set forth in the answers to Q3.2-3.6 below.
If you are aware of material nonpublic information, you may not buy or sell the Company’s securities until one (1) full trading day has elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of this Policy. (See Question 2.5 above.)
As discussed further below in Section 5, even if you are not aware of any material nonpublic information, you may not trade in Company securities during any trading blackout period that applies to you. This Policy describes the quarterly trading blackout period, and additional event-driven “special” trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email from the Chief Legal Officer or the Compliance Coordinator.
Q3.2:    Can I exercise options granted to me by the Company during a trading blackout period or when I possess material nonpublic information?
A:     Yes. You may purchase shares by exercising your options and funding the exercise price and any required tax withholding obligations in cash (or, if permitted by the terms of the award, by surrendering shares to the Company), but you may not sell the resulting shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. This is permitted because you are engaging in a transaction with the Company rather than with any market participants.
To be clear, you may not effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) or sell any of the shares during a trading blackout period or any time that you are aware of material nonpublic information. Additionally, any transaction in your options, including exercising options and funding the exercise price and required tax obligations with cash, requires preclearance as described in Section 4.
Q3.3:    Can I participate in the Company employee stock purchase plan during a trading blackout period or when I possess material nonpublic information?
A:     Yes. You may participate in a Company employee stock purchase plan, but you may not sell the shares purchased during a trading blackout period or any time that you are aware of material nonpublic information. Participation in the Company’s employee stock purchase plan is not subject to preclearance.

Q3.4:     Can I trade in mutual funds or exchange traded funds (ETFs) holding Company securities during a trading blackout period or when I possess material nonpublic information?
A:     Yes. You may trade in broad-based mutual funds or ETFs invested in Company securities at any time. These transactions are not subject to preclearance.
Q3.5:    What are the rules that apply to 10b5-1 Automatic Trading Programs?
A:    Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this Policy.
A person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when the person was not in possession or aware of any material nonpublic information relating to the Company and when they were not otherwise subject to a trading blackout period.
Moreover, all Trading Plans to be adopted by Covered Persons and their Related Persons must be reviewed and approved by the Company before being signed to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. You or your Related Persons must be pre-cleared in order to execute a Trading Plan.
Q3.6:    Are tax withholding transactions, such as “sell to cover” transactions applicable to equity awards granted to me by the Company, restricted by this Policy?
A:     The market sale of stock received upon exercise or settlement of any equity awards is subject to compliance with this Policy, whether or not the sale was effected for the purpose of generating the cash needed to pay the exercise price or pay taxes. Market sales of stock received upon vesting or settlement of an equity award may occur even if you are in possession of material non-public information or subject to a trading blackout at the time of such sales if the sales occur pursuant to a Trading Plan (as defined above in the answer to Q3.5), including a Trading Plan that applies specifically to required tax withholding in connection with vesting and settlement of restricted stock unit awards. The Company makes available to employees a form of Trading Plan applicable to such scenario; please contact the Compliance Coordinator if you have any questions about such Trading Plan.
Q3.7:     Can I gift or donate stock while I possess material nonpublic information or during a trading blackout period?
A:     No. A gift or donation of stock could subject you to insider trading liability if you are aware of material nonpublic information at the time you make the gift and knew or was reckless in not knowing that the recipient would sell the securities prior to the disclosure of such information. Therefore, gifts and donations may only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period. Pre-clearance is required for all gifts or donations of Company stock.

Section 4 - Pre-Clearance and Advance Notice of Transactions in Company Stock
Q4.1:    Who is required to pre-clear and provide advance notice of transactions?
A:    In addition to the other requirements of this Policy, all Covered Persons must first obtain pre-clearance of any transaction in the Company’s securities, including gifts, from the Compliance Coordinator in advance of engaging in any transaction. All pre-clearance requests should be in the form of the Securities Transaction Pre-clearance Request Form included in Appendix B to this Policy, should be submitted to the Compliance Coordinator by email to Trading@mersana.com, and should be submitted at least one (1) trading day and no more than two (2) trading days before the desired trading date. The Compliance Coordinator will determine whether the transaction may proceed. Pre-cleared transactions not completed within two (2) trading days will require new pre-clearance. The Company may choose to shorten these periods.
None of the Company, the Chief Legal Officer, the Compliance Coordinator or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance or a Trading Plan. Notwithstanding any pre-clearance of a transaction or review of a Trading Plan, none of the Company, the Chief Legal Officer, the Compliance Coordinator or the Company’s other employees assumes any liability for the legality or consequences of such transaction or Trading Plan to the person engaging in or adopting such transaction or Trading Plan.
Q4.2:     Do I need to provide advance notice of stock option exercises in which I am not engaging in a market transaction?
A:     Yes. Covered Persons must also give advance notice of their plans to exercise an outstanding stock option, even if the exercise price and any required withholding taxes will be funded in cash. Such advance notice should also use the Securities Transaction Pre-clearance Request Form and follow the procedures in the answer to Q4.1.
Q4.3:     Do I need to obtain pre-clearance to enter into a Trading Plan?
A:    Yes, entry into a Trading Plan requires pre-clearance. Any Covered Person or their Related Persons seeking to execute a Trading Plan (see the answer to Q3.5) should submit a Securities Transaction Pre-Clearance Request Form to the Compliance Coordinator and follow the procedures in the answer to Q4.1.
Q4.4:     What additional requirements apply to individuals subject to Section 16?
A:     Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5) and any notices of sale required by Rule 144. Once any pre-cleared transaction actually takes place, the officer or director must immediately notify the Compliance Coordinator so that the Company may assist in any Section 16 reporting obligations.

Section 5 - Blackout Periods
Q5.1:     What is a quarterly trading blackout period?
A:    To minimize the appearance of insider trading by the Company’s officers, directors, Specified Persons and their Related Persons, we have established “quarterly trading blackout periods” during which they—regardless of whether they are actually aware of material nonpublic information—may not conduct any trades in Company securities. That means that, except as described in this Policy, all officers, directors, Specified Personnel and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after one (1) full trading day has elapsed since the public dissemination of the Company’s annual or quarterly reports and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of material nonpublic information.
Q5.2:     What are the Company’s quarterly trading blackout periods?
A:     Each “quarterly trading blackout period” will generally begin at the end of the day that is the last day of each fiscal quarter and end after one (1) full trading day has elapsed since the public dissemination of the Company’s reports for that quarter.
Q5.3:     Can the Company’s quarterly trading blackout periods change?
A.     The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Legal Officer, there exists undisclosed information that would make trades by Company officers, directors, Specified Personnel or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
Q5.4:    Does the Company have blackout periods other than quarterly trading blackout periods?
A:     Yes. From time to time, an event may occur that is material to the Company and is known by only a few officers, directors and/or employees, contractors or consultants. In this case, the Chief Legal Officer may impose a “special trading blackout period.” So long as the event remains material and nonpublic, the persons designated by the Chief Legal Officer and subject to the special trading blackout period may not trade in the Company’s securities. In the event of a special trading blackout period, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of a special trading blackout should also be considered material nonpublic information and should not be communicated to any other person.

Q5.5:    Am I subject to trading blackout periods if I am no longer an employee, director or consultant of the Company?
A:     It depends. If your employment with the Company ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to the trading blackout period after you leave the Company, you should not trade in Company securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this Policy.
Section 6 - Margin Accounts, Pledging Shares, Hedging and Other Speculation in Company Stock
Q6.1:     Can I purchase Company securities on margin or hold them in a margin account?
A:     No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase Company securities. Holding the Company’s securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase Company securities on margin or hold Company securities in a margin account at any time.
Q6.2:     Can I pledge my Company shares as collateral for a loan?
A:     No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.
Q6.3:     What is problematic about margin accounts and pledged securities?
A:     Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Covered Persons are prohibited from holding Company securities in a margin account or otherwise pledging Company’s securities as collateral for a loan.
Q6.4:     Can I hedge my ownership position in the Company?
A:     No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by this Policy. Note that “exchange traded funds” (ETFs) are different from exchange funds (see Q3.4).

Q6.5:    Why are hedging transactions prohibited?
A:     Such transactions may permit a person subject to this Policy to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.
Q6.6:     Am I allowed to trade derivative securities of Company common stock or engage in short selling?
A:     No. You may not trade in derivative securities related to the Company common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of the Company’s common stock at any time.
Q6.7:    What are derivative securities?
A:     “Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under the Company’s equity compensation plans, which are not derivative securities for purposes of this Policy.
Q6.8:    What is short selling?
A:    “Short selling” is profiting when you expect the price of the stock to decline and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.
Q6.9:    Why does the Company prohibit trading in derivative securities and short selling?
A:     Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. The Company is dedicated to building stockholder value; short selling the Company’s common stock conflicts with the Company’s values and would not be well-received by its stockholders.
Q6.10:     What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?
A:     The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information. Any exercise of the publicly traded options or the sale of the resulting securities is subject to pre-clearance in accordance with Section 3.

Q6.11:     What are the concerns about standing and limit orders?
A:     Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above the answer to Q3.5) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. The Company therefore prohibits placing standing or limit orders on the Company’s securities other than under an approved Trading Plan.
Section 7 - Sanctions and Other Information
Q7.1:    What happens if I violate this Policy?
A:     Violating the Company’s policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company.
Q7.2:    What are the sanctions if I trade on material nonpublic information or tip off someone else?
A:     In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.
Q7.3:    What is “loss avoided”?
A:     If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
Q7.4:     Who should I contact if I have questions about this Policy or specific trades?
A:     You should email the Compliance Coordinator at Trading@Mersana.com or contact the Chief Legal Officer.
Q7.5:     Do changes to this Policy require approval by the Board?
A:    Yes. Changes to this Policy require approval by the Board or a duly authorized committee of the Board to which the Board has delegated its authority with respect to this Policy.

Approved by the Board of Directors: [June 8], 2023

Appendix A - Specified Personnel

(Non-Officer Employees and Designated Consultants
Subject to Quarterly Trading Blackout Periods)1

1 This list will be updated from time to time. Please contact the Compliance Coordinator if you have any questions about whether you are included on this list.
    A-1

Appendix B – Securities Transaction Pre-Clearance Request Form

Pursuant to the Insider Trading Policy of Mersana Therapeutics, Inc. (“Mersana” or the “Company”), I hereby notify Mersana of my intent to engage in a transaction of Mersana securities as indicated below:

I intend to (check all that apply):

☐	Purchase common stock
☐	Sell common stock
☐	Exercise stock options through a broker-assisted cashless exercise (in which shares are sold to fund the exercise price and any required tax withholding obligations)
☐	Exercise stock options by funding the exercise price and any required tax withholding obligations in cash and hold all resulting shares
☐	Enter into the attached Trading Plan
☐	Gift, donate or transfer shares of common stock
the following Mersana securities:

☐	Stock or options through my Mersana-provided E*Trade Account
☐	Stock through an external brokerage account
on the following date:

By checking the below box and typing my name below, I hereby certify that:

1.Unless I am requesting solely to exercise stock options by funding the exercise price and any required tax withholding obligations in cash and to hold all resulting shares, I am not in possession of any material, nonpublic information concerning the Company, as defined in Mersana’s Insider Trading Policy;
2.To the best of my knowledge, the proposed trade(s) listed above do not violate the Insider Trading Policy;
3.Unless I am requesting pre-clearance of a Trading Plan, I am not purchasing or selling any securities of the Company using standing or limit orders, and I am not initiating an order for a short sale; and
4.I have asked any questions about this transaction and this Securities Transaction Pre-clearance Request that I had and understand all statements in this Request.
5.I understand that, if I trade in Mersana’s securities while possessing any material non-public information or in violation of the Insider Trading Policy, I may be subject to severe civil and/or criminal penalties, and I may be subject to discipline by the Company, including termination

☐	I agree to and acknowledge the above statements
Name:

Date:

    B-1

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Action by the Company:

☐	Approved
☐	Denied

Name:

Date:

    B-2